UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2023 (June 12, 2023)

Credit Suisse Asset Management Income Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	811-05012 (Commission File No.)	23-2451535 (I.R.S. Employer Identification No.)

Eleven Madison Avenue

New York, New York 10010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 325-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CIK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 12, 2023 (the “Closing Date”), Credit Suisse Group AG (“CS Group”) merged with and into UBS Group AG, a global financial services company (“UBS Group”), with UBS Group remaining as the surviving company (the “Transaction”), pursuant to a definitive merger agreement signed on March 19, 2023. CS Group was the ultimate parent company of Credit Suisse Asset Management, LLC (“Credit Suisse”), Credit Suisse Asset Management Income Fund, Inc.’s (the “Fund”) investment manager. As a result of the Transaction, Credit Suisse is now an indirect wholly-owned subsidiary of UBS Group.

The Fund’s investment advisory agreement with Credit Suisse may be deemed to have terminated under applicable law in connection with the closing of the Transaction. The Fund’s Board of Directors (the “Board”) approved an interim investment advisory agreement for the Fund, which took effect on the Closing Date and permits Credit Suisse to continue to provide investment advisory services to the Fund (for a maximum period of up to 150 days following the Closing Date) until the Fund obtains shareholder approval of a new investment advisory agreement.

In addition, on June 7, 2023, Credit Suisse and certain of its affiliates filed an application (the “Application”) for a waiver from disqualification under Section 9(a) of the Investment Company Act of 1940 (the “1940 Act”) from serving as investment adviser to registered investment companies, including the Fund, in connection with a consent order and final judgment (the “Consent Judgment”) filed in New Jersey Superior Court on October 24, 2022. The Consent Judgment was entered against certain of Credit Suisse’s affiliates, but did not involve the Fund or the services that Credit Suisse and its affiliates provided to the Fund. Because Credit Suisse is an affiliate of the entities subject to the Consent Judgment, it could also be subject to disqualification under Section 9(a), despite not being involved in the conduct underlying the Consent Judgment. Upon learning of the terms of the Consent Judgment and the potential consequences thereof under Section 9(a), Credit Suisse promptly contacted the Board and the Staff of the Securities and Exchange Commission (the “SEC”), including with respect to Credit Suisse’s view (as supported by outside counsel to the Funds) that the Consent Judgment was not disqualifying. Since the Consent Judgment was entered, Credit Suisse has continued to provide investment advisory services to the Fund (the “Services”).

As requested in the Application, the SEC granted a temporary waiver from Section 9(a) to Credit Suisse and its affiliates, as well as to UBS Group and its affiliates (“UBS”), on June 7, 2023. The temporary waiver became effective on the Closing Date. Credit Suisse and certain of its affiliates also applied for (i) a time-limited exemption from Section 9(a) (the “Time-Limited Exemption”), which, if granted, would enable Credit Suisse to provide the Services to the Fund until the 12-month anniversary of the Closing Date (by which point it is currently anticipated that the Services will be transferred to one or more UBS asset management affiliates), and (ii) a permanent exemption from Section 9(a) for UBS (together with the Time-Limited Exemption, the “Exemptions”). The SEC has not yet taken final action on the application for the Exemptions.

No immediate changes to the Fund’s investment strategies or portfolio managers in connection with the Transaction or the Time-Limited Exemption are anticipated at this time. It is currently expected that the Services will be transferred from Credit Suisse to UBS within one year of the Closing Date, subject to any approvals deemed necessary. However, such changes have not yet been finalized. Until such time that the Services are transferred, Credit Suisse expects to continue to provide the Services to the Fund. If the Services are not transferred to UBS (or another third party) prior to termination of the Time-Limited Exemption, it is expected that Credit Suisse will be disqualified from providing the Services to the Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2023	Credit Suisse Asset Management Income Fund, Inc.

/s/ Omar Tariq
Name: Omar Tariq
Title: Chief Financial Officer and Treasurer